                                                                     Exhibit 2.2

                               AGREEMENT OF MERGER

         This Agreement of Merger (this "Agreement"), made as of September 30, 1999, by and between THE PEOPLE'S BUILDING, LOAN AND SAVINGS COMPANY, a mutual deposit savings and loan association organized and existing under the laws of the State of Ohio ("Peoples"), and THE OAKLEY IMPROVED BUILDING & LOAN COMPANY, a mutual deposit savings and loan association organized and existing under the laws of the State of Ohio ("Oakley");

                                   WITNESSETH:

         WHEREAS, the Board of Directors of each of Peoples and Oakley (collectively, the "Constituent Associations") has determined that the merger of the Constituent Associations is in the best interests of the Constituent Associations;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Constituent Associations hereby agree that the terms of the merger contemplated by this Agreement (the "Merger") and the mode of carrying the Merger into effect shall be as follows:

                                   ARTICLE ONE

         SECTION 1.01. THE MERGER. At the time when the Merger shall become effective in accordance with Section 10.01 of this Agreement (the "Effective Date"), Oakley shall merge with and into Peoples. Peoples shall be the continuing, surviving and resulting association in the Merger, shall exist at such time as a mutual deposit savings and loan association under the laws of the State of Ohio and shall be the only one of the Constituent Associations to continue its separate corporate existence after the Effective Date. The term "Resulting Association" as used hereinafter refers to Peoples at and after the Effective Date.

         SECTION 1.02. NAME OF RESULTING ASSOCIATION. The name of the Resulting Association shall be "The People's Building, Loan and Savings Company."

         SECTION 1.03. ARTICLES OF INCORPORATION OF RESULTING ASSOCIATION. The Articles of Incorporation of Peoples existing at the Effective Date shall be the Articles of Incorporation of the Resulting Association until amended in accordance with law.

         SECTION 1.04. CONSTITUTION OF RESULTING ASSOCIATION. The Constitution of Peoples existing at the Effective Date shall be the Constitution of the Resulting Association until amended in accordance with law.

         SECTION 1.05. BYLAWS OF RESULTING ASSOCIATION. The Bylaws of Peoples existing at the Effective Date shall be the Bylaws of the Resulting Association until amended in accordance with law.

         SECTION 1.06. OFFICES OF RESULTING ASSOCIATION. At and after the Effective Date, until changed in accordance with law, the home office of Peoples at 11 S. Broadway, Lebanon, Warren County, Ohio, shall be the home office and principal place of business of the Resulting Association, and the office of Oakley at 3924 Isabella, Cincinnati, Hamilton County, Ohio, shall be a branch office of the Resulting Association.

         SECTION 1.07. DIRECTORS OF RESULTING ASSOCIATION. At and after the Effective Date, and until changed in accordance with law, the number of members of the Board of Directors of the Resulting Association shall be ten, each of whom shall serve until the annual meeting of members of the Resulting Association in the year indicated in the table set forth immediately below, and the names and residence addresses of whom are as follows:

Name                                   Residence Address                             Term Expires
----                                   -----------------                             ------------

Paul E. Hasselbring                    905 McBurney Drive                                   2001
                                       Lebanon, OH 45036

Jerry D. Williams                      219 South Mechanic                                   2000
                                       Lebanon, OH 45036

Wesley W. Glines                       1113 Hunters Run                                     2002
                                       Lebanon, OH 45036

Richard S. Johnston                    10780 Wadkins-Bowman Road                            2001
                                       Blanchester, OH 45107

Zane M. Brant                          9 Hathaway Commons                                   2001
                                       Lebanon, OH 45036

John L. Buchanan                       2730 Redbird Drive                                   2000
                                       Lebanon, OH 45036

Donald L. Hawke                        205 Summit Street                                    2002
                                       Lebanon, OH 45036

Nicholas N. Nelson                     1130 S. Nixon Camp Road                              2000
                                       Oregonia, OH 45054

James R. Van DeGrift                   1347 N. State Route 123                              2002
                                       Lebanon, OH 45036

Thomas J. Noe                          3348 Partridgelake Court                             2001
                                       Cincinnati, Ohio 45248

         SECTION 1.08. OFFICERS OF RESULTING ASSOCIATION. At and after the Effective Date, and until changed in accordance with law, the persons whose names and residence addresses are set forth immediately below shall be the officers of the Resulting Association and shall hold the offices set forth beside their respective names:

Office                                   Name                                   Residence Address
------                                   ----                                   -----------------

Chairman of the Board                    Paul E. Hasselbring                    905 McBurney Drive
                                                                                Lebanon, OH 45036

President and Chief                      Jerry D. Williams                      219 South Mechanic
  Executive Officer                                                             Lebanon, OH 45036

Executive Vice President                 Wesley W. Glines                       4818 Shawnee Trace Road
                                                                                Blanchester, OH 45107

Chief Financial Officer                  Thomas J. Noe                          3348 Partridgelake Court
                                                                                Cincinnati, Ohio 45248

Treasurer                                Beth D. Pennington                     513 Mound Court
                                                                                Lebanon, OH 45036

Secretary                                David A. Cook                          1120 Kirby Road
                                                                                Lebanon, OH 45036

         SECTION 1.09. ADVISORY BOARD. At the time when the Merger shall become effective and as a result thereof, there shall be created, automatically and without further act of the Constituent Associations, an advisory board (the "Advisory Board") of the Resulting Association. All present board members of Oakley as of the date hereof, other than Thomas J. Noe, shall serve as the members of the Advisory Board for a one-year period commencing with the Effective Date and, subject to review on each annual anniversary date of the Effective Date, shall be re-appointed to two additional one-year terms to such Advisory Board. The members of the Advisory Board shall perform such duties as may be assigned by the Board of Directors of the Resulting Association in exchange for which such members shall receive an annual advisory board fee of $6,900. In addition, Peoples will grant to each advisory board member options to acquire not less than 2,000 shares of common stock of the holding company (the "Holding Company") to be formed in connection with Peoples proposed conversion to stock form (the "Conversion"). The grant of options hereby is subject to corporate, regulatory and stockholder approval.

                                   ARTICLE TWO

         SECTION 2.01. DEPOSIT ACCOUNTS. At the Effective Date, each Oakley deposit account then existing shall, automatically and without further act of the Constituent Associations or the holder thereof, become a fully paid and non-assessable outstanding deposit account of the Resulting Association having the same withdrawal value and terms and conditions as immediately prior to the Effective Date. In addition, members of Oakley shall have priority subscription rights and liquidation rights in the Conversion to the same extent as similar members of Peoples.

                                  ARTICLE THREE

         SECTION 3.01. TAX CONSEQUENCES. This Agreement is intended by the Constituent Associations to be a Plan of Reorganization under Section 368 of the Internal Revenue Code of 1996, as amended (the "Code"), to be effectuated in the manner set forth herein.

                                  ARTICLE FOUR

         SECTION 4.01. EFFECTS OF MERGER. On and after the Effective Date, the separate existence of Oakley shall cease; provided, however, that whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest property or rights in the Resulting Association, the officers of Oakley shall execute, acknowledge and deliver such instruments, and do such acts. For such purposes, the existence of Oakley and the authority of its officers and directors shall be continued, notwithstanding the Merger.

         SECTION 4.02. RIGHTS AND LIABILITIES OF RESULTING ASSOCIATION. On and after the Effective Date, the Resulting Association shall possess all of the assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Constituent Associations, and all liabilities of and obligations belonging to or due to each of the Constituent Associations, all of which are vested in the Resulting Association without further act or deed. Title to any real estate or any interest therein vested in any Constituent Association shall not revert or in any way be impaired by reason of the Merger.

                                  ARTICLE FIVE

         Peoples hereby represents and warrants to Oakley as follows:

         SECTION 5.01. ORGANIZATION AND GOOD STANDING. Peoples is a mutual deposit savings and loan association duly organized, validly existing and in good standing under the laws of the State of Ohio. Peoples has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Peoples or the character or location of the properties and assets owned or leased by Peoples makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on Peoples. The deposits of Peoples are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent permitted by the applicable rules and regulations of the FDIC.

         SECTION 5.02. CORPORATE POWER AND AUTHORITY. Peoples has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approval of the Ohio Superintendent of Financial Institutions (the "Superintendent") and the Office of Thrift Supervision (the "OTS") and the amendment of its Constitution to increase the number of directors, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the affirmative vote of at least two-thirds of the members of the Board of Directors of Peoples. This Agreement has been duly and validly executed and delivered by Peoples and constitutes the valid and binding agreement of Peoples, enforceable against Peoples in accordance with its terms.

         SECTION 5.03.  FINANCIAL STATEMENTS.

                  (a) The statements of financial condition as of June 30, 1999 and 1998 of Peoples and the related statements of earnings, retained earnings and changes in cash flows for each of the years ended June 30, 1999, 1998 and 1997, examined and reported upon by Kennedy, Kraft, Dreyer & Noe, independent certified public accountants, complete copies of which have previously been delivered to Oakley (the "Peoples Audited Financials"), have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of Peoples at such dates and the results of its operations and changes in cash flows for such periods.

                  (b) The OTS Quarterly Financial Report of Peoples dated June 30, 1999 together with the schedules and supplements attached thereto, as filed with the OTS, a copy of which was previously delivered to Oakley (the "Peoples OTS Quarterly Report"), has been prepared in accordance with accounting practices permitted by the OTS applied on a consistent basis and fairly presents the financial position of Peoples at such date.

                  (c) The Peoples Audited Financials and the Peoples OTS Quarterly Report did not as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (d) Except as disclosed in the Peoples Audited Financials and the Peoples OTS Quarterly Report, as of the date of this Agreement, Peoples had no liabilities or obligations material to the business condition (financial or otherwise) of Peoples, whether accrued, absolute, contingent or otherwise and whether due or to become due.

                  (e) Peoples has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that: (I) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain proper accountability for items; (iii) access is permitted only in accordance with managements general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

         SECTION 5.04. MATERIAL ADVERSE CHANGE. There has not been any material adverse change in the business, operations, properties, assets or financial condition of Peoples since June 30, 1999. No fact or condition exists which Peoples has reason to believe will cause any such material adverse change in the foreseeable future.

         SECTION 5.05. AGREEMENTS WITH REGULATORY AUTHORITIES. Peoples is not a party to any written agreement or memorandum of understanding with any federal or state governmental authority charged with the supervision or regulation of thrift institutions or engaged in the insurance of thrift deposits which restricts the conduct of the business of Peoples or in any manner relates to the capital adequacy, credit policies or management of Peoples.

         SECTION 5.06. LEGAL PROCEEDINGS. There are no legal or governmental proceedings pending to which Peoples is a party, or to which any property of Peoples is subject, which may reasonably be anticipated to result, either individually or in the aggregate, in a material adverse effect on Peoples and, to Peoples's knowledge, no such proceedings are threatened or contemplated by governmental authorities or by others.

         SECTION 5.07. TAXES AND TAX RETURNS. Peoples has duly and timely filed all tax returns required to be filed by Peoples on or before the date hereof and has duly paid or made provision for the payment of all taxes which have been incurred or are due or claimed to be due from Peoples by any taxing authorities on or before the date hereof. No reserves need to be established for the payment of any taxes for which Peoples may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. There are no disputes pending with respect to, or claims asserted for, taxes or audits or investigations of outstanding matters under discussion with federal, state or local authorities with respect to the payment of taxes by Peoples, nor has Peoples given or been requested to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

         SECTION 5.08.  EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) Exhibit A contains a true and complete list of all qualified pension or profit-sharing plans or deferred compensation, consulting, bonus or group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of Peoples. Copies of such plans and agreements, together with rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan, have been delivered or been made available to Oakley.

                  (b) Peoples does not maintain and, since 1982, has not maintained any defined benefit pension plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement plan subject to mandatory employer funding under Section 412 of the Code. Peoples does not participate in and has never participated in a multiemployer plan, as defined in Section 3(37) of ERISA. Except as required by
Section 4980B of the Code and Sections 601 through 608 of ERISA (COBRA), Peoples does not maintain or contribute to any plan or arrangement which provides or has any liability to provide any retiree health or medical benefits to former employees.

                  (c) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 409 of ERISA) has occurred with respect to any employee benefit plan maintained by Peoples (I) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (ii) the correction of which would have a material adverse effect on the financial condition, results of operations or business of Peoples.

                  (d) Each plan and agreement listed on Exhibit A has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan or agreement.

         SECTION 5.09. PEOPLES INFORMATION. Peoples has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with federal or state regulatory authorities. All such documents, as of their respective dates, complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. None of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 5.10.  COMPLIANCE WITH APPLICABLE LAW.

                  (a) Peoples has complied with, and is not in default in any respect under, any applicable laws, statutes (including environmental laws), orders, rules or regulations or any applicable policies or guidelines of, or agreements with, any federal, state or local governmental authority, except to the extent that failure to be in compliance, or being in default, would not have a material adverse effect on Peoples. Peoples has not received notice of any violation (or claim of violation) of, and does not know of any violations of, any of such laws, statutes, orders, rules, regulations, policies, guidelines or agreements.

                  (b) To the knowledge of Peoples, there is no claim of violation of any environmental law pending or threatened (I) against Peoples,
(ii) against any person or entity whose liability for any such claim has or may have been retained or assumed by Peoples either contractually or by operation of law, or (iii) against any real or personal property which Peoples owns, leases or manages, or supervises or participates in the management of, or in which Peoples holds a security interest in connection with a loan or loan participation, other than such as would not, either individually or in the aggregate, have a material adverse effect on Peoples.

                  (c) There are no present or, to the knowledge of Peoples, past activities, conditions or incidents, including, without limitation, the release or disposal of any material of environmental concern, that could reasonably form the basis of any environmental claim against Peoples or against any person or entity whose liability for any environmental claim has or may have been retained or assumed by Peoples, either contractually or by operation of law, other than such as would not, either individually or in the aggregate, have a material adverse effect on Peoples.

         SECTION 5.11 PROPERTY RIGHTS. Peoples has marketable title to, or valid binding and enforceable leasehold interests in, all real properties and good title to all other property and assets, tangible and intangible, reflected in the Peoples Audited Financials or purported to have been acquired or leased by Peoples since the date thereof, free and clear of all liens, security interests and encumbrances, except for liens for taxes or assessments not delinquent or being contested in good faith, pledges to secure deposits and such other liens and encumbrances and imperfections of title as are not individually or in the aggregate material to Peoples, or which do not materially interfere with or impair the present and continued use of any such property or asset material to Peoples.

         SECTION 5.12. DISCLOSURES. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished by Peoples to Oakley pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to the transaction contemplated by this Agreement and which is necessary to make the representations and warranties herein contained not misleading, has been withheld by Peoples from, or has not been made available to, Oakley.

                                   ARTICLE SIX

         Oakley hereby represents and warrants to Peoples as follows:

         SECTION 6.01. ORGANIZATION AND GOOD STANDING. Oakley is a mutual deposit savings and loan association duly organized, validly existing and in good standing under the laws of the State of Ohio. Oakley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Oakley or the character or location of the properties and assets owned or leased by Oakley makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on Oakley. The deposits of Oakley are insured by the SAIF to the maximum extent permitted by the applicable rules and regulations of the FDIC.

         SECTION 6.02. CORPORATE POWER AND AUTHORITY. Oakley has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approval of the Superintendent and the OTS, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the affirmative vote of at least two-thirds of the members of the Board of Directors of Oakley. This Agreement has been duly and validly executed and delivered by Oakley and constitutes the valid and binding agreement of Oakley, enforceable against Oakley in accordance with its terms.

         SECTION 6.03.  FINANCIAL STATEMENTS.

                  (a) The statements of financial condition as of June 30, 1999 and 1998 of Oakley and the related statements of earnings, retained earnings and changes in cash flows for each of the years ended June 30, 1999, 1998 and 1997, examined and reported upon by Kennedy, Kraft, Dreyer & Noe, independent certified public accountants, complete copies of which have previously been delivered to Peoples (the "Oakley Audited Financials"), have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of Oakley at such dates and the results of its operations and changes in cash flows for such periods.

                  (b) The OTS Quarterly Financial Report of Oakley dated June 30, 1999, together with the schedules and supplements attached thereto, as filed with the OTS, a copy of which was previously delivered by Oakley to Peoples (the "Oakley OTS Quarterly Report"), has been prepared in accordance with accounting practices permitted by the OTS applied on a consistent basis and fairly presents the financial position of Oakley at such date.

                  (c) The Oakley Audited Financials and the Oakley OTS Quarterly Report did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (d) Except as disclosed in the Oakley Audited Financials and the Oakley OTS Quarterly Report as of the date of this Agreement, Oakley had no liabilities or obligations material to the business condition (financial or otherwise) of Oakley, whether accrued, absolute, contingent or otherwise and whether due or to become due.

                  (e) Oakley has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that: (I) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain proper accountability for items; (iii) access is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

         SECTION 6.04. MATERIAL ADVERSE CHANGE. There has not been any material adverse change in the business, operations, properties, assets or financial condition of Oakley since June 30, 1999. No fact or condition exists which Oakley has reason to believe will cause any such material adverse change in the foreseeable future.

         SECTION 6.05. AGREEMENTS WITH REGULATORY AUTHORITIES. Oakley is not a party to any written agreement or memorandum of understanding with any federal or state governmental authority charged with the supervision or regulation of thrift institutions or engaged in the insurance of thrift deposits which restricts the conduct of the business of Oakley or in any manner relates to the capital adequacy, credit policies or management of Oakley.

         SECTION 6.06. LEGAL PROCEEDINGS. There are no legal or governmental proceedings pending to which Oakley is a party, or to which any property of Oakley is subject, which may reasonably be anticipated to result, either individually or in the aggregate, in a material adverse effect on Oakley and to Oakley's knowledge, no such proceedings are threatened or contemplated by governmental authorities or by others.

         SECTION 6.07. TAXES AND TAX RETURNS. Oakley has duly and timely filed all tax returns required to be filed by Oakley on or before the date hereof and has duly paid or made provision for the payment of all taxes which have been incurred or are due or claimed to be due from Oakley by any taxing authorities on or before the date hereof. No reserves need to be established for the payment of any taxes for which Oakley may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. There are no disputes pending with respect to, or claims asserted for, taxes or audits or investigations of outstanding matters under discussion with federal, state or local authorities with respect to the payment of taxes by Oakley, nor has Oakley given or been requested to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

         SECTION 6.08 EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) Exhibit B contains a true and complete list of all qualified pension or profit-sharing plans or deferred compensation, consulting, bonus or group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of Oakley. Copies of such plans and agreements, together with rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan, have been delivered or been made available to Oakley.

                  (b) Oakley does not maintain and, since 1982, has not maintained any defined benefit pension plan subject to Title IV of ERISA, or any other retirement plan subject to mandatory employer funding under Section 412 of the Code. Oakley does not participate in and has never participated in a multiemployer plan, as defined in Section 3(37) of ERISA. Except as required by
Section 4980B of the Code and Sections 601 through 608 of ERISA (COBRA), Oakley does not maintain or contribute to any plan or arrangement which provides or has any liability to provide any retiree health or medical benefits to former employees.

                  (c) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 409 of ERISA) has occurred with respect to any employee benefit plan maintained by Oakley (I) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (ii) the correction of which would have a material adverse effect on the financial condition, results of operations or business of Oakley.

                  (d) Each plan and agreement listed on Exhibit B has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan or agreement.

         SECTION 6.09. OAKLEY INFORMATION. Oakley has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with federal or state regulatory authorities. All such documents, as of their respective dates, complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. None of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 6.10.  COMPLIANCE WITH APPLICABLE LAW.

                  (a) Oakley has complied with, and is not in default in any respect under, any applicable laws, statutes (including environmental laws), orders, rules or regulations or any applicable policies or guidelines of, or agreements with, any federal, state or local governmental authority except to the extent that failure to be in compliance, or being in default, would not have a material adverse effect on Oakley. Oakley has not received notice of any violation (or claim of violation) of, and does not know of any violations of, any of such laws, statutes, orders, rules, regulations, policies, guidelines or agreements.

                  (b) To the knowledge of Oakley, there is no claim of violation of any environmental law pending or threatened (I) against Oakley, (ii) against any person or entity whose liability for any such claim has or may have been retained or assumed by Oakley either contractually or by operation of law, or
(iii) against any real or personal property which Oakley owns, leases or manages, or supervises or participates in the management of, or in which Oakley holds a security interest in connection with a loan or loan participation, other than such as would not, either individually or in the aggregate, have a material adverse effect on Oakley.

                  (c) There are no present or, to the knowledge of Oakley, past activities, conditions or incidents, including, without limitation the release or disposal of any material of environmental concern, that could reasonably form the basis of any environmental claim against Oakley or against any person or entity whose liability for any environmental claim has or may have been retained or assumed by Oakley, either contractually or by operation of law, other than such as would not, either individually or in the aggregate, have a material adverse effect on Oakley.

         SECTION 6.11. PROPERTY RIGHTS. Oakley has marketable title to, or valid binding and enforceable leasehold interests in, all real properties and good title to all other property and assets, tangible and intangible, reflected in the Oakley Audited Financials or purported to have been acquired or leased by Oakley since the date thereof, free and clear of all liens, security interests and encumbrances, except for liens for taxes or assessments not delinquent or being contested in good faith, pledges to secure deposits and such other liens and encumbrances and imperfections of title as are not individually or in the aggregate material to Oakley, or which do not materially interfere with or impair the present and continued use of any such property or asset material to Oakley.

         SECTION 6.12. DISCLOSURES. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished by Oakley to Peoples pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to the transaction contemplated by this Agreement and which is necessary to make the representations and warranties herein contained not misleading, has been withheld by Oakley from, or has not been made available to, Peoples.

                                  ARTICLE SEVEN

         SECTION 7.01. CONDUCT OF BUSINESS. From the date of this Agreement until the Effective Date, Oakley and Peoples each shall continue to conduct its business in the ordinary and usual course and, without limiting the generality of the foregoing, each shall not, without the prior written consent of the other:

                  (a) amend its Articles of Incorporation, Constitution or Bylaws;

                  (b) alter the terms of its existing deposit accounts or the terms upon which deposit accounts are accepted by it, other than in response to market conditions;

                  (c) except as previously disclosed, enter into any material contracts, agreements or commitments or enter into any securities transaction or investments involving in excess of $25,000, whether oral or written, except in the ordinary and usual course of its business;

                  (d) enter into any lease, contract or commitment for the purchase, sale or improvement of any real estate;

                  (e) incur any indebtedness or refinance any existing indebtedness except, in each case, in the ordinary and usual course of its business;

                  (f) declare or pay any bonus, extra dividend, or extra interest to members or depositors;

                  (g) except as previously disclosed, execute any employment contract with any employee or increase the remuneration paid to any director, officer, employee or agent, or agree to do so, except for normal merit and cost of living increases for employees;

                  (h) make any material change in its historic accounting methods;

                  (i) employ or make any agreement or commitment to employ any additional officer, employee (other than tellers to be employed by Peoples) or agent or appoint any additional person as director or nominate any person as a candidate for election as a director who is not currently a director;

                  (j) waive any rights or cancel any debts or claims of material value, whether considered individually or in the aggregate;

                  (k) incur any material obligation or liability, except in the ordinary course of business;

                  (l) establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

                  (m) make any advance secured by an open end mortgage except the original loan amount secured by such a mortgage;

                  (n) make or commit to make any material capital expenditure;
or

                  (o) except as previously disclosed, negotiate or participate with anyone, other than each other, in respect of the merger or consolidation of Oakley or Peoples or the acquisition of all or any part of the business or assets of Oakley or Peoples.

         SECTION 7.02.  REGULATORY FILINGS.

                  (a) As soon as practicable after the date of this Agreement, Peoples and Oakley will submit to the Superintendent and to the OTS such documents as are required to be filed in connection with the Merger.

                  (b) As soon as practicable after the receipt of the necessary approvals from the Superintendent and the OTS, Peoples and Oakley will prepare and submit to the Superintendent and the OTS such final Merger documents as are required by the Superintendent and the OTS to be filed in order to consummate the Merger, and will take all such additional action as may be necessary or desirable to consummate the Merger.

         SECTION 7.03. NOTIFICATION OF MATERIAL CHANGES. At all times from the date of this Agreement until the Effective Time, each party shall promptly notify the other in writing of any materially adverse business conditions, other than general economic conditions, threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might reasonably be expected to result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this Agreement or of the commencement of any action, suit, proceeding or investigation against it.

         SECTION 7.04. ACCESS. Until the Effective Time, Peoples shall afford to Oakley, and Oakley shall afford to Peoples, and to their respective officers and representatives (including, without limitation, counsel, financial advisers and independent accountants), reasonable access to their properties, personnel, books, records and affairs. Such access shall include, but shall not be limited to, (I) permitting verification, by audit or otherwise, of any representation or warranty made hereunder; (ii) authorizing release of any information (including the work papers of such independent auditors) and financial consultants; (iii) consistent with applicable regulations or procedures, furnishing regular and special examination reports since the date of this Agreement; and (iv) delivering copies of all documents or reports or correspondence filed and any correspondence with any federal regulatory or supervisory agency from the date of this Agreement. Each party shall furnish the other party with such additional financial and operating data and other information regarding its businesses and properties as may be reasonably requested.

         SECTION 7.05. PRESS RELEASES. Peoples and Oakley shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law.

                                  ARTICLE EIGHT

         SECTION 8.01. MERGER-RELATED FEES. No director, officer, agent or employee of Peoples or of Oakley shall receive any fee, commission, compensation or other valuable consideration whatsoever solely for aiding, promoting or assisting the Merger, except that accountants and attorneys retained by Peoples or Oakley shall receive reasonable fees for their professional services.

         SECTION 8.02. AMENDMENT OF AGREEMENT. At any time prior to the Effective Date, this Agreement may be amended from time to time by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Board of Directors of each of Peoples and Oakley.

         SECTION 8.03. MISCELLANEOUS. No officer, employee or agent of Peoples or of Oakley is authorized to make any representation, warranty or promise not contained in this Agreement. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding on any party hereto unless duly executed in writing in accordance with the provisions of Section 8.02 of this Agreement.

         SECTION  8.04.  CERTAIN POST-MERGER AGREEMENTS.

         The parties hereto agree to the following arrangements following the Effective Date:

                  (a) Effective as of the Effective Date, the number of directors of Peoples shall be increased by one, and Peoples shall appoint Thomas
J. Noe as a director of Peoples to serve as a director for a three-year term.

                  (b) Peoples will retain all persons who are officers and employees of Oakley as of both the date of this Agreement and the Effective Date except in the event of termination for cause. To the extent an employee terminates his or her employment with Peoples within one year from the Effective Date such employee will be entitled to severance pay equal to two weeks for each full year employed by Oakley with a minimum of twelve weeks of severance pay and a maximum of fifty two weeks of severance pay.

                  (c) Peoples will honor in accordance with their terms all of Oakley's retirement and benefit plans disclosed on Exhibit B. All employees of Oakley immediately prior to the Effective Date who are employed by Peoples immediately following the Effective Date ("Transferred Employees") will be covered by the Peoples employee benefit plans on substantially the same basis as any employee of Peoples with a comparable salary. Notwithstanding the foregoing, Peoples may determine to continue any of the Oakley benefit plans for Transferred Employees in lieu of offering participation in Peoples' benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of Oakley's benefit plans, or to merge any such benefit plans with the Peoples benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the Peoples' employees generally. Service to Oakley by a Transferred Employee prior to the Effective Date shall be recognized as service to Peoples for purposes of eligibility to participate under Peoples' sick leave policies, paid vacation policies, and medical, long-term disability and life insurance plans. Peoples agrees that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Oakley on the Effective Date and who then change coverage to Peoples' medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll. In addition, all Transferred Employees will be eligible to participate in all stock based compensation plans implemented by Peoples or the Holding Company in connection with the Conversion based upon the same criteria as the other employees of Peoples.

                  (d) Peoples shall maintain a directors' and officers' liability insurance policy covering the directors and officers of Oakley for a period of three years after the Effective Date on terms generally no less favorable than the Oakley policy in effect on the date of this Agreement, provided however, that the annual cost of such insurance shall not exceed 150% of the amount currently expended by Oakley.

                                  ARTICLE NINE

         SECTION 9.01. CONDITIONS TO OBLIGATIONS OF PEOPLES. The obligations of Peoples hereunder shall be subject to the satisfaction of each of the following conditions precedent:

                  (a) The representations warranties of Oakley set forth in Article Six of this Agreement shall be true in all material respects on the Effective Date as if made on the Effective Date. A Certificate of the President of Oakley, dated as of the Effective Date, shall be delivered to Peoples and shall certify that the representations and warranties set forth in Article Six of this Agreement are true in all material respects;

                  (b) Oakley shall have conformed to the limitations imposed by
Section 7.01 in all material respects from the date of this Agreement until the Effective Date. A Certificate of the

President of Oakley, dated as of the Effective Date, shall be delivered to Peoples and shall certify that the limitations in Section 7.01 have been complied with in all material respects;

                  (c) Peoples shall have received all necessary regulatory or governmental approvals or consents required to consummate the transactions contemplated hereby;

                  (d) There shall not have occurred any material adverse change in the business, operations, properties or financial condition of Oakley from that disclosed in the Oakley Audited Financials;

                  (e) All action required to be taken by, or on the part of, Oakley to authorize the execution, delivery and performance of this Agreement by Oakley and the consummation by Oakley of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Oakley; and

                  (f) None of the consents, waivers, clearances, approvals or authorizations from governmental bodies or third parties shall contain any term or condition which, in the reasonable judgment of Peoples, individually or in the aggregate, would have a material adverse effect on the business, operations, properties, assets or financial position of Oakley or Peoples or otherwise materially reduce or impair the value of Oakley to Peoples.

         SECTION 9.02. CONDITION TO OBLIGATIONS OF OAKLEY. The obligations of Oakley hereunder shall be subject to the satisfaction of each of the following conditions precedent:

                  (a) The representations and warranties of Peoples set forth in Article Five of this Agreement shall be true in all material respects on the Effective Date as if made on the Effective Date. A Certificate of the President of Peoples, dated as of the Effective Date, shall be delivered to Oakley and shall certify that the representations and warranties set forth in Article Five of this Agreement are true in all material respects;

                  (b) Peoples shall have conformed to the limitations imposed by
Section 7.01 in all material respects from the date of this Agreement until the Effective Date. A Certificate of the President of Peoples, dated as of the Effective Date, shall be delivered to Oakley and shall certify that the limitations in Section 7.01 have been complied with in all material respects;

                  (c) Oakley shall have received all necessary regulatory or governmental approvals or consents required to consummate the transactions contemplated hereby;

                  (d) There shall not have occurred any material adverse change in the business, operations, properties, assets or financial condition of Peoples from that disclosed in the Peoples Audited Financials;

                  (e) All action required to be taken by, or on the part of, Peoples to authorize the execution, delivery and performance of this Agreement by Peoples and the consummation by Peoples of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Peoples; and

                  (f) All action required to be taken in connection with the consummation of the Conversion and the acquisition of Harvest Home Financial Corporation and Harvest Home Savings Bank by Peoples and the Holding Company (the "Acquisition") shall have been taken and all necessary regulatory or governmental approvals or consents to consummate the Conversion and the Acquisition shall have been received.

         SECTION 9.03. TERMINATION OF AGREEMENT. This Agreement may be terminated:

                  (a) By the mutual consent of the Board of Directors of each of Oakley and of Peoples at any time;

                  (b) By the Board of Directors of Peoples if the conditions precedent to its obligations provided for in Section 9.01 of this Agreement shall not have been satisfied or waived on or before September 30, 2000;

                  (c) By the Board of Directors of Oakley if any of the conditions precedent to its obligations provided for in Section 9.02 of this Agreement shall not have been satisfied or waived on or before September 30, 2000; or

                  (d) By the Board of Directors of Peoples or Oakley if the Effective Date shall not have occurred on or before September 30, 2000.

         In the event of any termination pursuant to Section 9.03, the terminating party shall give written notice thereof forthwith to the other party hereto, and, upon the giving of such notice, such termination shall automatically occur and no party hereto shall have any liability or obligation under this Agreement, except as stated in Section 8.0l hereof.

                                   ARTICLE TEN

         SECTION 10.01. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a time and place mutually agreed upon by Peoples and Oakley. On the day of the Closing, a Certificate of Merger prepared in accordance with Section 1701.81 of the Ohio Revised Code shall be filed with the Superintendent. The Merger shall become effective at the close of business on the date on which the Superintendent files such Certificate of Merger in the office of the Secretary of State of Ohio.

         SECTION 10.02. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original.


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

         IN WITNESS WHEREOF, the Constituent Associations have caused this Agreement to be executed by their respective officers as of the day and year first above written.

ATTEST:                                     THE PEOPLES BUILDING, LOAN AND
                                             SAVINGS COMPANY

/s/David A. Cook                            By: /s/Jerry D. Williams
----------------------------------             --------------------------------
David A. Cook, Secretary                       Jerry D. Williams, President

ATTEST:                                     THE OAKLEY IMPROVED BUILDING &
                                            LOAN COMPANY

/s/Alexis Thompson                          By: /s/Thomas J. Noe
----------------------------------             --------------------------------
Alexis Thompson, Secretary                     Thomas J. Noe, Managing Officer

STATE OF OHIO                       )
                                    ) SS:

COUNTY OF HAMILTON

         The foregoing instrument was acknowledged before me this 30th day of September, 1999, by Thomas J. Noe, the Managing Officer, and Alexis Thompson, the Secretary of The Oakley Improved Building & Loan Company.

                                            /s/ John E. Rathkamp
                                            ------------------------------
                                            Notary Public

STATE OF OHIO                       )
                                    ) SS:

COUNTY OF WARREN

         The foregoing instrument was acknowledged before me this 30th day of September, 1999, by Jerry D. Williams, the President, and David A. Cook, the Secretary of The People's Building Loan and Savings Company.

                                            /s/ Wesley W. Glines
                                            ------------------------------
                                            Notary Public


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